Exhibit 107.1
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

KKR & Co. Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common stock	Rule 457(a)	1,503,670	$102.23	$153,720,184.10	0.0001381	$21,228.76
Fees Previously Paid		—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities		—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts						$153,720,184.10		$21,228.76
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$21,228.76

(1)
Represents shares of common stock that may be offered and sold from time-to-time in one or more offerings by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on May 5, 2026, as reported on the New York Stock Exchange.